Exhibit 11

                 PULASKI FURNITURE CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

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


                                                                              Year Ended
                                         -------------------------------------------------------------------------------------
                                           November 2,                  November 3,                    October 29,
                                           1997                         1996                           1995
                                         ----------------------       -----------------------        -------------------------
PRIMARY

Average shares outstanding                          2,798,628                     2,838,836                        2,841,426


Dilutive stock options -
  based on treasury stock
  method using average
  market prices                                             0                         4,164                            8,255

Dilutive shares under
  Employee Stock Purchase
  Plan - based on average
  shares issuable                                           0                        15,303                           13,447
                                         ----------------------       -----------------------        -------------------------
  TOTAL                                             2,798,628                     2,858,303                        2,863,128
                                         ======================       =======================        =========================


Net Income (loss)                                 ($2,422,844)                   $4,308,067                       $4,475,171
                                         ----------------------       -----------------------        -------------------------
Net Income (loss) per share                            ($0.87)                        $1.51                            $1.56
                                         ----------------------       -----------------------        -------------------------

FULLY DILUTED

Average shares outstanding                          2,798,628                     2,838,836                        2,841,426

Dilutive  stock  options
  based on treasury  stock
  method  using the greater
  of year-end market
  value of average market
  value                                                     0                         4,164                            8,255

Dilutive shares under
  Employeee Stock Purchase
  Plan - based on average
  shares issuable                                           0                        15,303                           13,447
                                         ----------------------       -----------------------        -------------------------
  Total                                             2,798,628                     2,858,303                        2,863,128
                                         ----------------------       -----------------------        -------------------------

Net income (loss per share)                            ($0.87)                        $1.51                            $1.56
                                         ----------------------       -----------------------        -------------------------

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